As filed with the Securities and Exchange Commission on January 29, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MENLO THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware	45-3757789
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

200 Cardinal Way, 2nd Floor Redwood City, California	94063
(Address of principal executive offices)	(Zip code)

2011 Stock Incentive Plan, as amended
2018 Omnibus Incentive Plan
2018 Employee Stock Purchase Plan
(Full title of the plan)
Steven L. Basta
Chief Executive Officer
Menlo Therapeutics Inc.
200 Cardinal Way, 2nd Floor
Redwood City, California 94063
(Name and address of agent for service)
(650) 486-1416
(Telephone number, including area code, of agent for service)

Copies to:

Stephen B. Thau Alfredo B. D. Silva Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share
-- 2011 Stock Incentive Plan, as amended	2,506,926	$3.50 (2)	$8,774,241	$1,092.39
-- 2018 Omnibus Incentive Plan	3,000,000 (3)	$25.80 (4)	$7,400,000	$9,636.30
-- 2018 Employee Stock Purchase Plan	325,000 (5)	$21.93 (6)	$7,127,250	$887.35
TOTAL	5,831,926		$93,301,491	$11,616.03

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under Menlo Therapeutics Inc.’s 2011 Stock Incentive Plan, as amended (the “2011 Plan”), 2018 Omnibus Incentive Plan (the “2018 Plan”) and 2018 Employee Stock Purchase Plan (the “ESPP” and, together with the 2018 Plan and the 2011 Plan, as amended, the “Plans”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other similar transactions effected without the Registrant’s receipt of consideration that result in an increase in the number of the outstanding shares of the common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $3.50 per share represents the weighted average of the exercise prices for outstanding stock options under the 2011 Plan as of the date of this Registration Statement.

(3)
Represents shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2018 Plan as of the date of this Registration Statement. Any shares of common stock that are subject to stock option awards under the 2018 Plan that are forfeited or lapse or expire will be available for future issuance as common stock under the 2018 Plan.

(4)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average high and low offering prices of the common stock on The Nasdaq Global Select Market on January 25, 2018.

(5)	Represents shares of common stock reserved for future issuance under the ESPP.

(6)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on 85% of the average high and low offering prices of the common stock on The Nasdaq Global Select Market on January 25, 2018. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plans, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which the Registrant has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

(1)
The Registrant’s final prospectus, dated January 26, 2018, filed with the Commission pursuant to Rule 424(b), relating to the Registration Statement on Form S-1, as amended (File No. 333-222324), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38356) filed with the Commission on January 19, 2018, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(3)	The Registrant’s Current Report on Form 8-K filed on January 29, 2018.
In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides for the contrary.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and bylaws limit or eliminate the personal liability of each of the Registrant’s directors for a breach of his or her fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (1) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or (4) any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorize the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that: (1) the Registrant shall indemnify its directors and officers, and may indemnify its employees or agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; (2) the Registrant shall advance expenses to its directors and officers, and may advance expenses to its employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and (3) the rights provided in the Registrant’s amended and restated bylaws are not exclusive.
The Registrant’s amended and restated certificate of incorporation, attached as Exhibit 3.1 hereto, and the Registrant’s amended and restated bylaws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from unlawful conduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of its officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 29, 2018).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 29, 2018).
4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed on January 12, 2018 (File No. 333-222324)).
5.1	Opinion of Morrison & Foerster LLP.
10.1(a)	2011 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.4(a) to the Registrant’s Registration Statement on Form S-1 filed on December 28, 2017 (File No. 333-222324)).
10.1(b)	Amendment to 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4(b) to the Registrant’s Registration Statement on Form S-1 filed on December 28, 2017 (File No. 333-222324)).
10.1(c)
Form of Stock Option Agreement under 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4(c) to the Registrant’s Registration Statement on Form S-1 filed on December 28, 2017 (File No. 333-222324)).

10.1(d)
Form of Immediately Exercisable Stock Option Award Agreement under 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.4(d) to the Registrant’s Registration Statement on Form S-1 filed on December 28, 2017 (File No. 333-222324)).

10.2(a)	2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5(a) to the Registrant’s Registration Statement on Form S-1 filed on January 12, 2018 (File No. 333-222324)).
10.2(b)
Form of Stock Option Grant Notice and Stock Option Agreement under the 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.5(b) to the Registrant’s Registration Statement on Form S-1 filed on January 12, 2018 (File No. 333-222324)).

10.3	2018 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 filed on January 12, 2018 (File No. 333-222324)).
23.1	Consent of independent registered public accounting firm.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9.    Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 29th day of January, 2018.

By:	/s/ Steven Basta
Steven Basta
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven Basta and Kristine Ball, jointly and severally, as his or her true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post‑effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys‑in‑fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ Steven Basta
Steven Basta	President, Chief Executive Officer, and Director (Principal Executive Officer)	January 29, 2018
/s/ Kristine Ball
Kristine Ball	Senior Vice President, Corporate Strategy and Chief Financial Officer (Principal Financial Officer)	January 29, 2018
/s/ Paul Berns
Paul Berns	Director	January 29, 2018
/s/ Albert Cha
Albert Cha	Director	January 29, 2018
/s/ Ted Ebel
Ted Ebel	Director	January 29, 2018
/s/ David McGirr
David McGirr	Director	January 29, 2018
/s/ Aaron Royston
Aaron Royston	Director	January 29, 2018
/s/ Scott Whitcup
Scott Whitcup	Director	January 29, 2018